Exhibit 77Q(2) for Form N-SAR - Semi-Annual Period Ended
11-30-2006

First Trust/Value Line(r) & Ibbotson Equity Allocation Fund

A late Form 3 was filed on behalf of Joseph McDermott for the First Trust/Value Line(r) & Ibbotson Equity Allocation Fund on November 15, 2006 due to an administrative error. Joseph McDermott became Chief Compliance Officer of First Trust Advisors L.P., investment manager of the First Trust/Value Line(r) & Ibbotson Equity Allocation Fund, on July 10, 2006.